EXHIBIT 23.0

We consent to the incorporation by reference in First Savings Financial Group, Inc.’s Registration Statements on Form S-8 (File Nos. 333-154417, 333-166430 and 333-211554) of our report dated December 16, 2020 relating to the consolidated financial statements contained in this Annual Report on Form 10-K for the year ended September 30, 2020.

/s/ Monroe Shine & Co., Inc.
New Albany, Indiana
December 16, 2020